EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 15.5 PERCENT INCREASE IN FIRST QUARTER EARNINGS

TOTAL REVENUE RISES 11.8 PERCENT TO RECORD $9.7 MILLION

DURANGO, Colorado (July 10, 2012) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises and operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the first quarter of Fiscal 2013.  The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its first quarter operating results and other topics of interest (see details below).

For the three months ended May 31, 2012 (first quarter of FY2013), total revenue increased 11.8 percent to approximately $9.7 million, compared with revenue of approximately $8.6 million in the first quarter of the previous fiscal year, due primarily to higher shipments of product to specialty market and franchise customers and an increase in retail sales.

Same-store sales at franchised retail outlets increased 1.1 percent versus the prior-year quarter.

Total factory sales increased 11.2 percent to approximately $6.5 million, versus approximately $5.8 million in the quarter ended May 31, 2011. The improvement in factory sales was primarily due to a 13.2 percent increase in shipments of product to customers outside the Company’s retail store network and a 10.3 percent increase in sales to domestic and international franchised and licensed stores, partially offset by a 2.8 percent decrease in the average number of domestic stand alone Rocky Mountain Chocolate Factory franchised stores in operation.  Same-store pounds of product purchased from the factory by franchised stores declined 5.0 percent during the first quarter of FY2013 when compared with the first quarter of FY2012.

Royalties and marketing fees increased 9.3 percent to $1,443,700 in the first quarter of FY2013, compared with $1,320,900 in the prior-year quarter, due to the Company’s purchase based royalty structure and a 1.1% increase in same-store sales at franchised locations, partially offset by the decrease in the average number of stand alone Rocky Mountain Chocolate Factory domestic franchised stores in operation.  The average number of licensed (co-branded) stores in operation increased from 42 units in the first quarter of FY2012 to 50 units in the first quarter of FY2013.

Franchise fees increased 16.3 percent to $123,900 in the first quarter of FY2013, from $106,500 in the first quarter of the previous fiscal year, as a result of  the initial license fees associated with a Master License Agreement for the development and franchising of new Rocky Mountain Chocolate Factory stores in Japan, which the Company entered into in April 2012.   Domestic franchised store openings declined to two in the first quarter of FY2013, versus four in the first quarter of FY2012.  Cold Stone Creamery co-branded location openings decreased from three in the first quarter of FY2012 to two in the first quarter of FY2013.  A total of six new stores were opened by franchisees and licensees in the most recent quarter, including the first store in Tokyo, Japan.  This compared with 7 franchise and licensed new store openings and 3 Company-owned store openings in the first quarter of the previous fiscal year.

Retail sales increased 16.3 percent to $1,602,000 in the first quarter of FY2013, from $1,377,900 in the first quarter of FY2012, due to an increase in the average number of Company-owned stores in operation resulting from the opening of five Company-owned Aspen Leaf Yogurt (“ALY”) locations and one Company-owned Rocky Mountain Chocolate Factory store between June 2011 and February 2012, partially offset by the sale or closure of four Company-owned store locations during May and June 2011.  Same-store sales at Company-owned locations increased 3.3 percent in the first quarter of FY2013 when compared with the first quarter of the previous fiscal year.

Net income for the first quarter of FY2013 increased 15.5 percent to $1,062,329, versus $919,659 in the corresponding period of the previous fiscal year.  Basic and diluted earnings per share increased 13.3 percent to $0.17 in the first quarter of FY2013, compared with $0.15 in the prior-year quarter.

“We are pleased to report a 15.5 percent increase in net income for the first quarter of Fiscal 2013, compared with a 13.6 percent earnings increase in the fourth quarter of Fiscal 2012 and a modest decline in earnings for the fiscal year ended February 29, 2012,” noted Bryan Merryman, Chief Operating Officer of the Company.  “Same-store sales increased for the 7th consecutive quarter, when compared with prior-year periods, and shipments of product to specialty market customers rose 13.2 percent relative to the first quarter of Fiscal 2012.  Factory gross margin improved 160 basis-points in the most recent quarter, compared with the year-earlier quarter.  The margin improvement was due to better manufacturing efficiencies associated with higher production volume in the first quarter of Fiscal 2013 when compared with the prior-year period  Retail margin improved to 63.2 percent in the three months ended May 31, 2012, compared with 59.2 percent in the first quarter of Fiscal 2012, due primarily to lower costs associated with Aspen Leaf Yogurt store grand openings, a change in the number of Company-owned stores in operation, and an associated change in product mix.  We continue to refine the Aspen Leaf Yogurt store footprint and business model, and plans call for the opening of our first co-branded Rocky Mountain Chocolate Factory/Aspen Leaf Yogurt store during the current quarter.”

“Perhaps the most significant new development during the first quarter involved our entry into a Master License Agreement (“the Agreement”) with a strategic partner covering the entire country of Japan,” continued Merryman.  “Our partner in this venture has extensive international experience operating retail units that sell confectionery products in Japan.  We now have two stores open in Japan, where consumers have exhibited great enthusiasm for our brand and our products, and the Agreement requires our strategic partner to open at least 10 new stores annually over the next 10 years, for a total of 100 stores in Japan by the expiration of the initial term of the Agreement.”

“Our Company will receive royalties on all retail unit sales generated by stores opened under the Agreement and will generate factory sales as the exclusive provider of confectionery products to the stores,” continued Merryman.  “Initial sales results suggest that the two stores opened in Japan, to date, should significantly outperform typical Rocky Mountain Chocolate Factory stores in North America.  The Agreement marks the launch of an aggressive international expansion program planned for Asia and other countries, and we expect test stores to open in China later this fiscal year.  By partnering with experienced operators of multi-unit retail concepts in their respective markets, we believe our international expansion initiative has the potential to more than offset the sluggishness we have experienced in domestic store openings in recent years due to unfavorable credit market conditions in the United States.”

“In May 2012, we announced a 10 percent increase in our quarterly cash dividend payout to $0.11 per share,” observed Frank Crail, the Company’s Chairman and Chief Executive Officer.  “We have paid cash dividends for 36 consecutive quarters, and the latest hike in our quarterly dividend represents the 11th increase since we commenced paying dividends in September 2003.  Our Company continues to generate free cash flow from operations that exceeds anticipated cash requirements for future capital expenditures and dividends, as evidenced by the fact that cash and cash equivalents increased 22% during the most recent quarter.  As of May 31, 2012, cash and cash equivalents on our debt-free balance sheet approximated $5.1 million, compared with approximately $4.1 million at February 29, 2012.”

During the first quarter of FY2013, franchisees opened new Rocky Mountain Chocolate Factory stores in New Westminster, British Columbia; Tokyo, Japan; Pleasanton, CA; and Salt Lake City, Utah, along with Cold Stone Creamery co-branded stores in Rockaway, New Jersey and West Lafayette, Indiana.  A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com.

During the first quarter of FY2013, the Company resumed stock repurchases under the plan announced on February 19, 2008.   On February 19, 2008, the Board of Directors authorized the repurchase of up to $3 million of the Company’s common stock in the open market or in private transactions.  During the first quarter of FY2013, the Company repurchased 33,800 shares of common stock at an average price per share of $10.73 per share and repurchased 129,500 shares at an average price per share of $10.44 subsequent to quarter end under this plan. The Company has repurchased approximately 4,073,000 shares of its common stock since stock buybacks began in 1999 at an average price of $5.31 per share (number of shares and price per share adjusted for stock splits and stock dividends).

On June 8, 2012, the Company paid its 36th consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on May 24, 2012.

Investor Conference Call

The Company will host an investor conference call today, July 10, 2012 at 4:15 p.m. EDT to discuss its operating results for the fiscal quarter ended May 31, 2012, along with other topics of interest.  To access the conference call, please dial 877-317-6789 (international/local participants dial 412-317-6789) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”.  A replay of the conference call will be available one hour after completion of the call until July 17, 2012 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10016063.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of July 10, 2012 the Company and its franchisees operated 373 stores in 41 states, Canada, Japan and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of the  Aspen Leaf Yogurt concept and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores opened as of
	May 31, 2012	May 31, 2012
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	238
Company-Owned Stores	0	10
Cold Stone Creamery	2	51
Aspen Leaf Yogurt
Franchise Stores	0	4
Company-Owned Stores	0	9
International License Stores	2	59
Total	6	371

Interim Unaudited
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2012	2011	2012	2011
Revenues
Factory sales	$6,488	$5,833	67.2%	67.5%
Royalty and marketing fees	1,444	1,321	15.0%	15.3%
Franchise fees	124	106	1.3%	1.2%
Retail sales	1,602	1,378	16.6%	16.0%
Total Revenues	9,658	8,638	100.0%	100.0%

Costs and Expenses
Cost of sales	5,022	4,633	52.0%	53.6%
Franchise costs	545	407	5.6%	4.7%
Sales and marketing	461	440	4.8%	5.1%
General and administrative	840	740	8.7%	8.6%
Retail operating	931	851	9.6%	9.9%
Depreciation and amortization	237	169	2.5%	2.0%
Total Costs and Expenses	8,036	7,240	83.2%	83.8%

Income from operations	1,622	1,398	16.8%	16.2%

Interest income	11	17	0.1%	0.2%

Income before income taxes	1,633	1,415	16.9%	16.4%

Provision for income taxes	571	495	5.9%	5.7%

Net income	$1,062	$920	11.0%	10.7%

Basic Earnings Per Common Share	$0.17	$0.15
Diluted Earnings Per Common Share	$0.17	$0.15

Weighted Average Common Shares Outstanding	6,159,445	6,076,615

Dilutive Effect of Employee Stock Options	151,317	229,167

Weighted Average Common Shares Outstanding, Assuming Dilution	6,310,762	6,305,782

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	May 31, 2012	February 29, 2012
Current Assets	$13,701	$14,099
Total Assets	$23,677	$24,163
Current Liabilities	$2,914	$3,542
Stockholder's Equity	$18,901	$18,736

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